Collegiate Pacific Updates Guidance on Net Sales, Operating Profit and Earnings Per Share

DALLAS—(BUSINESS WIRE)—Feb. 16, 2005—Collegiate Pacific (AMEX:BOO) today offered detailed guidance on future net sales and earnings per share as it begins to deploy the $50 million received in a recent note placement and continues the expansion of its sales force and build out of its operating platform.

Michael Blumenfeld, CEO, stated, “When FY2005 started we modeled annual net sales reaching $100 million producing operating profits of $8 million. We believe, based on current run rates, that these targets will be met or exceeded. Though our internal opinion of operating profit performance for FY05 and FY06 has not changed, we wish to update the impact of the recently issued $50 million in convertible notes and provide some baseline assumptions prior to us putting the money to work.”

“The financial impact of these notes will result in annual interest expenses and related charges that will reduce quarterly fully diluted EPS estimates by approximately $.04 per quarter until the funds are fully invested. This is the rather obvious result of paying interest on the notes without having put the new funds to work. We are reviewing a continuing supply of potential targets and intend to move as quickly and efficiently as possible to deploy these funds. We believe that once the $43 million currently on-hand is fully deployed the Company will have annual revenues in excess of $215 million producing EPS of $.90 — $1.00 per share on 13.8 million fully diluted shares.”

“Within the last 65 days the Company has completed the acquisition of OTS; added 11 new road sales professionals, and has opened three new sales hubs to support these initiatives. The addition of OTS and the new salesmen will be accretive to FY06 results, with the first twelve month contributions being weighted towards their primary July — December selling period. The timing of these new additions will add to short term expenses in Q3 and Q4 of FY05 but will offer increased operating leverage in Q1 and Q2 of FY06. It is anticipated that these expenses will be approximately $.01 per quarter in FY05 Q3 and Q4 periods.”

“Balancing the acquisition of a company or a sales force with the seasonality of a business is a near impossible task. We are blessed with increasing demand for products from our customers and a continuing supply of salesmen wishing to join our expanding programs. Accepting short term platform-building expenses to meet our long term objectives is a trade off worth taking as we build towards a materially larger and more profitable enterprise.”

The assumptions below for FY05 and FY06 are based on no further acquisitions in both periods, which we view as an unlikely scenario given cash on-hand and our stated mission of adding properties to the operating platform. It, nevertheless, is intended to provide a starting point prior to the application of proceeds.

The Company anticipates that for FY05, Net Sales will range from $104 — 107 million; Operating Profit will range from $8.4 — 8.8 million; Interest Charges will be approximately $2M, and net income will range from $4 — 4.5 million. We anticipate this will result in FY05 fully diluted EPS of $.40 — $.42. As a point of comparison, had the notes not been issued during FY05, we would anticipate fully diluted EPS without the resulting interest charge of $.50 — $52. Thus, these expenses are anticipated to be about $.09 dilutive to FY05 fully diluted EPS. We believe total fully diluted shares outstanding for FY05 will be approximately 10.3 million shares. We believe SGA as a percentage of sales will total approximately 25.5 — 26%. We believe gross margins will total approximately 33.5 — 34%. Given current tax code, we believe the tax rate for FY05 will be approximately 40%.

The Company anticipates that for FY06, assuming no new acquisitions, Net Sales will range from $127 - 130 million; Operating Profits will range from $11.5M — 12.5 million; Interest Charges of approximately $3.5 million, and Net Income of $5.2 — 5.8 million. We anticipate this will result in FY06 fully diluted EPS of $.50 — $.56 on an organic basis. As a point of comparison, had the notes not been issued during FY05, we would anticipate fully diluted EPS without the resulting interest charge of $.67 — $.73 on an organic basis. Thus, these expenses are anticipated to be about $.17 dilutive to FY06 EPS assuming no proceeds are used in acquisitions (we do very much intend to pursue viable acquisition candidates). We anticipate total fully diluted shares outstanding for FY06 of approximately 10.3 million. We believe SGA as a percentage of sales will total approximately 25%. We believe gross margins will total approximately 34 — 34.8%. Given current tax code we believe the tax rate for FY06 will be approximately 40%.

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,500 products to 300,000 prospective and existing customers. The Company distributes approximately 1.5 million catalogs annually and employs approximately 150 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

CONTACT: Collegiate Pacific, Dallas

Adam or Michael Blumenfeld, 972-243-8100

SOURCE: Collegiate Pacific